PART II: OTHER INFORMATION
ITEM 6. EXHIBITS

EXHIBIT-10.1

First Merchants Corporation
Non-Employee Director Compensation Schedule
Adopted by Board of Directors on February 9, 2021

Effective as of January 1, 2021, the following fees shall be paid to the non-employee members of the Board of Directors of First Merchants Corporation:

Service	Annual Amount		Increase from Prior
Board Retainer	$115,000		$20,000
Audit Committee Retainer	5,000		5,000
Risk and Credit Policy Committee Retainer	5,000
Board Chair Supplemental Fee	50,000
Committee Chair Supplemental Fee:
Audit	15,000	*
Compensation and Human Resources	10,000
Risk and Credit Policy	10,000
Nominating and Governance	7,500

•Committee Chair does not also receive committee retainer.

All non-employee Director compensation shall be paid 3/8 in cash and 5/8 in shares of First Merchants Corporation common stock.